CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 760/762 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the First State Global Listed Infrastructure Fund, a series of Advisors Series Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2017